Exhibit (l)(2)

RICHARDS, LAYTON & FINGER
A PROFESSIONAL ASSOCIATION
ONE RODNEY SQUARE
920 NORTH KING STREET
WILMINGTON, DELAWARE 19801
(302) 651-7700
FAX: (302) 651-7701
WWW.RLF.COM

March 26, 2007

Evergreen Global Dividend Opportunity Fund
200 Berkeley Street
Boston, Massachusetts 02116

Ladies and Gentlemen:

Re:	Evergreen Global Dividend Opportunity Fund

          We have acted as special Delaware counsel for Evergreen Global Dividend Opportunity Fund, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

          We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)

A certified copy of the certificate of trust of the Trust, which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 21, 2006 as amended and restated on January 11, 2007 (as so amended and restated, the “Certificate of Trust”);

(b)	The Second Amended and Restated Agreement and Declaration of Trust, entered into on March 15, 2007 (the “Trust Agreement”);

(c)	The Second Amended and Restated By-laws of the Trust;

(d)

Pre-Effective Amendment No. 1 on Form N-2, including a preliminary prospectus (the “Prospectus”), as filed by the Trust with the Securities Exchange Commission (the “SEC”) on February 23, 2007, amending the Trust’s Registration Statement on Form N-2 filed with the SEC on January 16, 2007, as amended (No. 333-140015; No. 811-22005) (the “Registration Statement”) relating to the issuance of beneficial interests in the Trust represented by common shares (the “Shares”);

Evergreen Global Dividend Opportunity Fund
March 26, 2007

(e)

A certificate of the Secretary of the Trust, dated the date hereof, attaching copies of the resolutions adopted by the Trustees of the Trust on December 21, 2006, January 12, 2007, February 7, 2007, and March 15, 2007 (such resolutions are collectively referred to as the “Resolutions”) and as to certain other matters; and

(f)	A Certificate of Good Standing for the Trust, dated March 26, 2007, obtained from the Secretary of State.

          Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

          For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (f) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (f) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

          With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

          For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended and that the Trust Agreement and the By-laws will be in full force and effect when the Shares are issued by the Trust, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Agreement and the Resolutions and as contemplated by the Registration Statement, and (vii) that the Shares will be issued and sold to the Shareholders in accordance with the Trust Agreement and the Resolutions and as contemplated by the Registration Statement. We have not

Evergreen Global Dividend Opportunity Fund
March 26, 2007

participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.

          This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

          Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

          1.     The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

          2.     The Shares of the Trust have been duly authorized and, when issued will be validly issued, fully paid and, subject to Article IV of the Trust Agreement, nonassessable beneficial interests in the Trust.

          We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger

EAM/JWP